Exhibit 99.1

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, dated and effective as of                      , is made by and between Blackstone / GSO Long-Short Credit Income Fund, a Delaware statutory trust (herein referred to as the “Fund”) and GSO / Blackstone Debt Funds Management LLC, a Delaware limited liability company (herein referred to as the “Adviser”) (this “Agreement”).

1. Appointment of Adviser.  The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment management services for the Fund and in connection therewith to: (i) supervise the Fund’s investment program, including advising and consulting with the Fund’s board of trustees (the “Board of Trustees”) regarding the Fund’s overall investment strategy; (ii) make, in consultation with the Fund’s Board of Trustees, investment strategy decisions for the Fund; (iii) manage the investing and reinvesting of the Fund’s assets; (iv) place purchase and sale orders on behalf of the Fund; (v) advise the Fund with respect to all matters relating to the Fund’s use of leveraging techniques; (vi) provide or procure the provision of research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objective and limitations of the Fund; (vii) monitor the performance of the Fund’s outside service providers, including the Fund’s administrator, transfer agent and custodian; (viii) be responsible for compliance by the Fund with U.S. federal, state and other applicable laws and regulations; and (ix) pay the salaries, fees and expenses of such of the Fund’s trustees, officers or employees who are trustees, officers or employees of the Adviser or any of its affiliates, except that the Fund will bear travel expenses or an appropriate portion thereof of trustees and officers of the Fund who are trustees, officers or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees or any committees thereof.  The Adviser may delegate any of the foregoing responsibilities to a third party with the consent of the Fund.  The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

2. Expenses. In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund.  The Adviser shall bear all expenses arising out of its duties hereunder. Additionally, the Adviser agrees to pay all of the Fund’s organizational expenses arising out of the Fund’s initial public offering expenses (other than the sales load, but inclusive of the distribution assistance payment) to the extent offering expenses are in excess of $0.04 per share.

Except as provided above and in Section 1 hereof, the Fund shall be responsible for all of the Fund’s expenses and liabilities, including organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses incurred in connection with listing the Fund’s shares on any stock exchange; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates, if any, and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission (the “Commission”); expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested trustees or non-interested members of any advisory or investment board, committee or panel of the Fund; travel expenses or an appropriate portion thereof of trustees and officers of the Fund, or members of any advisory or investment board, committee or panel of the Fund, to the extent that such expenses relate to attendance at meetings of the Board of Trustees or any committee thereof, or of any such advisory or investment board, committee or panel; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.

3. Transactions with Affiliates.  The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund.

4. Best Execution; Research Services.  The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund.  It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided.  Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser.  It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research.  Research services furnished to the Adviser by brokers who effect securities transactions for the Fund may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages.  Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund.  It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

The Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law.  However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

5. Remuneration.  In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a monthly fee in United States dollars on the fifth business day of each month for the previous month at an annual rate of 1.20% of the average daily value of the Fund’s net assets.  The term “net assets” means the total assets of the Fund minus liabilities (including accrued expenses and dividends).  If the fee payable to the Adviser pursuant to this Section 5 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.  For purposes of calculating each such monthly fee, the value of the Fund’s net assets shall be computed at the time and in the manner specified in the Registration Statement on Form N-2, as in effect from time to time, filed with the Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Securities Act of 1933, as amended.

6. Representations and Warranties.  The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

7. Services Not Deemed Exclusive.  The Fund acknowledges and agrees that:

(a)           the services provided hereunder by the Adviser are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates.  The Fund agrees that the Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients.  It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Investment Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund.  Nothing herein shall be construed as constituting the Adviser an agent of the Fund;

(b)           circumstances may arise under which the Adviser determines there is a limited supply or demand for a particular security.  Under such circumstances, the Adviser shall allocate such security to the Fund and other Advisory Clients in accordance with its then-current aggregation and allocation policy and in a fair and equitable manner consistent with its fiduciary duties owed to the Fund and such other Advisory Clients.  In circumstances where the Adviser has determined to purchase or sell any security or make or dispose of any other investment of an Advisory Client’s funds and believes, in its reasonable judgment, that such investment would be appropriate for the assets, then, consistent with its fiduciary duties and applicable law, the Adviser may, but is not obligated, to cross the relevant transactions between the other Advisory Client’s account and the assets;

(c)           as a regular part of the restructuring and advisory practice of an affiliate of the Investment Adviser (the “Restructuring Affiliate”), the Restructuring Affiliate advises debtors and creditors in connection with out-of-court debt restructurings and workouts and with bankruptcy proceedings.  The Restructuring Affiliate also serves as advisor to official creditor committees established pursuant to such proceedings.  In situations in which an issuer of an Investment (or a creditor or group of creditors of such issuer) is a client or potential client of the restructuring and reorganization advisory practice (any such investment, a “Conflicted Investment”), the Adviser sell the Conflicted Investment to the extent deemed advisable by the Restructuring Affiliate, in consultation with the Adviser’s compliance officer, in order to avoid actual or perceived conflicts of interest with the restructuring and reorganization advisory practice, whether or not such disposition would otherwise be in the best interests of the Fund. Further, there may also be instances in which the work of the restructuring and reorganization advisory practice prevents the Adviser from purchasing an investment. Notwithstanding anything to the contrary contained elsewhere herein, due to certain confidentiality obligations which the Restructuring Affiliate may be subject to, the Adviser shall not be obligated to inform the Fund at the time of any sale of Conflicted Investments; and

(d)           the Adviser and its members, partners, officers, directors and employees shall devote as much of their time to the activities of the Fund as they deem necessary and appropriate.  The services of the Adviser and its affiliates are not exclusive and the Adviser and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources of the Adviser.

8. Limit of Liability.  The Adviser shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement.  The Adviser shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties (“disabling conduct”).  . The Adviser may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care.  The Fund will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Adviser.  Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.  The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law.  Prior to any such advance, the Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification. The Adviser shall not be liable hereunder or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser with in good faith, unless such action or inaction was made by reason of willful misfeasance, bad faith or gross negligence of its obligations and duties hereunder, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.

9. Duration and Termination.  This Agreement shall remain in effect until                               , and shall continue in effect thereafter for successive annual periods, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the Fund’s Board of Trustees or the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

Notwithstanding the above, this Agreement is terminable with respect to the Fund without penalty by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 90 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Investment Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act”).

10. Governing Law.  This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

If to the Fund:

Blackstone / GSO Long-Short Credit Income Fund

280 Park Avenue, 11th Floor

New York, New York 10017

Attn:   Chairman, President, Chief Executive Officer and Trustee

If to the Adviser:

GSO / Blackstone Debt Funds Management LLC

280 Park Avenue, 11th Floor

New York, New York 10017

Attn:   Marisa Beeney, General Counsel

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.

12. Miscellaneous.  The Fund acknowledges receipt of Part II of the Adviser’s Form ADV filed with the Securities and Exchange Commission pursuant to Section 203(c) of the Advisers Act, which states information relative to the Adviser’s investment and brokerage policies and other important matters, and which the Investment Adviser warrants is the current filing of such form, at least 48 hours prior to the execution of this Agreement, as required by Rule 204-3 under the Advisers Act..

13. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND

By:
	Name:	Daniel H. Smith, Jr.
	Title:	Chairman, President, Chief Executive Officer and Trustee

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

By:
Name:
Title: